Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Carrie
Bloom/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080
VECTOR GROUP LTD. ANNOUNCES $150.0 MILLION RULE 144A OFFERING
MIAMI, FL, August 8, 2007 — Vector Group Ltd. (NYSE: VGR) (the “Company”) announced today that it is offering $150.0 million aggregate principal amount of Senior Secured Notes due 2015 (the “Notes”) to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, other institutional accredited investors, and to non-U.S. persons in accordance with Regulation S under the Securities Act of 1933, as amended. The Notes will be fully and unconditionally guaranteed on a joint and several basis by all of the domestic subsidiaries of the Company that are engaged in the conduct of the Company’s cigarette businesses.
The Company intends to use the net proceeds of the issuance for general corporate purposes which may include working capital requirements, the financing of capital expenditures, future acquisitions, the repayment or refinancing of outstanding indebtedness, payment of dividends and the repurchase of all or any part of its outstanding convertible notes.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.
Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the Company is available on the Company’s website, www.VectorGroupLtd.com.
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